Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 20, 2013, relating to the consolidated financial statements of SPY Inc. for the years ended December 31, 2012 and December 31, 2011, which appears in SPY Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012.

/s/ Mayer Hoffman McCann P.C.
San Diego, California
November 27, 2013